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                                                                   Exhibit 23.03


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-77060) pertaining to the Advanced Technology Materials, Inc. 1987 Stock Plan and in the Registration Statement on Form S-8 (Registration No. 33-93048) pertaining to the Advanced Technology Materials, Inc. 1995 Stock Plan of our report dated May 17, 1997, except for the last paragraph of Note 6 which is as of June 10, 1997, and the last paragraph of
Note 3 which is as of July 29, 1997 relating to the combined financial statements of Lawrence Semiconductor Laboratories, Inc. and Affiliate included in ATMI, Inc.'s Current Report on Form 8-K dated October 10, 1997.


/s/ Price Waterhouse LLP


Phoenix, Arizona
October 10, 1997